Exhibit 4.5

FIRST AMENDMENT TO THE

CIMETRIX INCORPORATED

2006 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT TO THE CIMETRIX INCORPORATED 2006 LONG-TERM INCENTIVE PLAN (this “Amendment”) is made and adopted effective as of the 21st day of May, 2011, by Cimetrix Incorporated.

WHEREAS, Cimetrix Incorporated (the “Company”) maintains the Cimetrix Incorporated 2006 Long-Term Incentive Plan (the “Plan”) for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, it is necessary and desirable to amend the Plan to increase the number of shares authorized for grant under the Plan; and

WHEREAS, the Company, acting through its Board of Directors (the “Board”), has reserved the right to amend the Plan at any time and from time to time; and

WHEREAS, the Board has approved and adopted this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.           Section 3.1(a) of the Plan is amended effective May 21, 2011 to read as follows:

“Subject to adjustment as provided in Section 12.2, a combined total of 9,250,000 Shares are authorized for grant under the Plan and Prior Plans.  Any Shares that are subject to Awards under this Plan or which have been or are in the future issued pursuant to options or awards previously granted under the Prior Plans shall be counted against the 9,250,000 Share limit.  Consequently, subject to adjustment as provided in Section 12.2, the total number of Shares that may be issued under this Plan and the Prior Plans shall not exceed 9,250,000.”

2.           Section 5.7 of the Plan is amended effective May 21, 2011 to read as follows:

“The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code.  Solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares with respect to which “incentive stock options” may be issued under the Plan shall be 9,250,000 Shares, less any Shares issued under the Prior Plans, and subject to adjustment as provided in Section 12.2.”

Except as provided above, the originals terms of the Plan are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date first above written.

CIMETRIX INCORPORATED

By:	/s/ Robert H. Reback
Name:	Robert H. Reback
Title:	President